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Rayonier Agrees to Purchase 176,000 Acres of Timberland

JACKSONVILLE, Fla., August 15, 2006 -- Rayonier (NYSE:RYN) said today it has entered into agreements to purchase approximately 176,000 acres of timberland in six states for $160 million from funds managed by GMO Renewable Resources, LLC. The transaction is expected to close in the fourth quarter.

"These transactions have several positive attributes," said Lee Nutter, Chairman, President and CEO. "They fit our strategy of increasing both the size and geographic footprint of our timberland holdings. The timber is of high quality, enhances our product mix through the addition of several high-value hardwood species and is located in areas of strong demand."

The largest single block of fee timberland (75,000 acres), located in upstate New York, contains high-value hardwoods, including black cherry, sugar maple and yellow birch, and is near very strong hardwood and veneer markets in the U.S. and Canada. The remaining timberlands, which include 40,000 acres of timber deeds and leases, are in five Southern states with well-established sawtimber and pulpwood markets: Texas (31,000 acres), Oklahoma (30,000 acres), Arkansas (27,000 acres), Alabama (11,000 acres) and Louisiana (2,000 acres). The Southern properties are stocked primarily with loblolly pine.

Another significant attribute of these transactions is the tax benefits they provide. "By acquiring properties through tax-efficient 'like-kind exchanges,' we will be able to defer, and eventually eliminate, taxes on income from real estate sales," Nutter said.

GMO Renewable Resources, LLC, is an affiliate of Grantham, Mayo, Van Otterloo & Co., LLC (GMO), a global investment management firm.

With just over 2 million acres, Rayonier currently is the seventh largest holder of timberland in the U.S. with about 817,000 acres in Georgia, 459,000 acres in Florida, 371,000 acres in Washington and 358,000 acres in Alabama. This acquisition would increase the company's U.S. holdings to approximately 2.2 million acres. The company also holds a 40 percent equity interest in a joint venture in New Zealand, which owns about 350,000 acres of timberland, and acts as the manager of the joint venture.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.5 million acres of timber and land in the U.S., New Zealand and Australia. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries.

Except for historical information, the statements made in this press release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements, which include statements regarding anticipated tax savings and other statements relating to Rayonier's financial and operational performance, in some cases are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements contained in this release: unexpected delays in the entry into or closing of real estate sale transactions; changes in law or policy that might condition, limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions, including the transactions referenced above; the ability of the company to complete tax-efficient, like-kind exchanges of real estate; and implementation or revision of governmental policies and regulations affecting taxes, including changes in tax laws that could reduce the benefits associated with REIT status or like-kind exchanges of real estate. For additional factors that could impact future results, please see the company's most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.

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